DISTRIBUTION AGREEMENT

This Distribution Agreement is made and entered into this 18th day of September 2007 by and between Flurida Group Inc. (hereinafter refers to as “Flurida”), having its principal offices at 800 W. 5th Ave. Suite 210, Naperville, IL 60563, USA, and Zhong Nan Fu Rui Mechanical Electronics Manufacturing Co., Ltd. (hereinafter refers to as “Zhong Nan Fu Rui”), having its principal offices at Plant 3# Xin`an Industrial Park, Economic and Technological Development Zone,Qingdao,China,266500 (collectively, the “Parties”).

Recitals

WHEREAS, Flurida Group Inc is US appliance component distributor with its branches in Naperville, US; Milan, Italy and Shanghai, China. Flurida Group has sales network all over the world to distribute the appliance components.

WHEREAS, Zhong Nan Fu Rui Mechanical Electronics Manufacturing Co., Ltd. is an appliance component manufacturer registered in China, which produces icemakers, ice water dispensing systems. Zhong Nan Fu Rui is a leading manufacturer in China on icemaker and ice water dispensing product lines. Zhong Nan Fu Rui also has the design capability on the icemaker and ice water dispensing system.

WHEREAS, Flurida and Zhong Nan Fu Rui believe that (1) the factory build-in icemakers for the household refrigeration products and the ice water dispensing systems will have the large growth in the next 3 years all over the world; (2) the integrated design and development will be helpful to ensure the functionality and quality of the icemakers and ice water dispensing systems; (3) the experienced system supplier of the ice water systems will be more competitive than regular sub-assemblers.

NOW, THEREFORE, the Parties agree as follows:

Part 1 – Cooperation on Ice making product lines

A.
Flurida and Zhong Nan Fu Rui jointly design and develop the icemakers and the ice dispensing products. Flurida and Zhong Nan Fu Rui set up the project team for each specific project. For each particular design and development project, Zhong Nan Fu Rui shall appoint the Project Manager. Flurida shall also appoint the Project Manager or Coordinator in order to jointly work on the design and development program. Both companies shall negotiate and agree upon the project costs allocation method for each project.

B.
Zhong Nan Fu Rui authorizes Flurida to be its exclusive sales agent for the ice making product lines, including icemaker and ice water dispensing systems all over the world. The ice making product lines shall include the products that Zhong Nan Fu Rui developed before this Cooperation Agreement signed and the products that will be developed by both Parties in the PART 1. A.

C.
Both Parties agree that Flurida will be the Party to sign up all kinds of Agreement with the clients during the product development period and the supplying period, in addition, Flurida will be the party to take the orders from the Clients. Under the above Agreement, Zhong Nan Fu Rui will be the only design and supply resource to Flurida. Flurida commits to use Zhong Nan Fu Rui as its only supplier for icemakers and ice water dispensing system products.

Part 2 – Responsibilities for Both Parties

A.	Flurida’s responsibilities:

i)	Communicates with clients to get the technical, commercial information in order to develop the products.

ii)	Negotiates and signs up the Design and Development Agreement as well as the Supplying Agreement with the clients.

iii)
After getting the orders from the Clients, Flurida issues the orders to Zhong Nan Fu Rui. Flurida should give the clear instruction to Zhong Nan Fu Rui to produce the products and give the clear information on delivery address, payment term and other commercial information.

iv)	Deals with the client claim and provides the customer care service whenever necessary.

B.	Zhong Nan Fu Rui’s responsibilities:

i)	Designs and develops the products according to the requirement from the Clients.

ii)	Supplies the products to Client through Flurida, meet the quality and time expectation from the Clients.

iii)	Be responsible for its own investment plan in order to produce the products.

iv)	Be responsible for the return, repair, rework and other related costs for the failure products.

Part 3 - Definitions

When used in this Agreement the following terms shall have the definitions stated in this Part 3:

A.
“Ice Making Product Lines” refers to: icemaker and ice water dispensing system for the household refrigeration appliances including refrigerators, freezers and under counter icemakers. This cooperation can be also expanded to the commercial refrigeration products, which utilized the similar systems.

B.	“Sales Region” refers to all over the world.

C.
“Confidential Information” shall mean all information relating to Both Parties that is designated as confidential or that, given the nature of the information or the circumstances surrounding its disclosure, reasonably should be considered as confidential. Confidential Information includes, without limitation, all information relating to technology, customers, business plans, promotional and marketing activities, finances, other business affairs, as well as all information relating to third parties that Amazon may be obligated to keep confidential. Confidential Information may be contained in tangible materials, such as drawings, data, specifications, reports and computer programs, or may be in the nature of unwritten knowledge. Unless and except as otherwise agreed by the Parties, the content of all meetings, discussions, and communications relating to the negotiation of this Agreement, shall constitute Confidential Information. Confidential Information shall not include (a) information that at the time of disclosure is generally and publicly available; (b) information that becomes generally and publicly available through no act or omission of Both Parties or its employees or agents; (c) information that Both Parties receive from a third party who has a right to disclose such information and who is not under an obligation of confidentiality to Both Parties; or (d) information that one Party expressly authorizes the other Party in writing to disclose in advance of making such disclosure.

Part 4 - Other Cooperation

A.
Flurida and Zhong Nan Fu Rui shall cooperate and coordinate with each other to inform Zhong Nan Fu Rui’s currently Clients or Clients that have been entered the Supplying Contact with Zhong Nan Fu Rui: (1) their relationship, (2) the background, the financial information of Flurida, (3) the future supplying procedure when Flurida acts as Zhong Nan Fu Rui’s representative.

B.	Flurida and Zhong Nan Fu Rui shall cooperate and coordinate with each other to transfer the existing orders from the Clients to Flurida.

C.	Flurida and Zhong Nan Fu Rui shall both agree to not release the confidential information between each other.

Part 5 - Term

This Agreement shall have effect from the date first written above and, unless terminated earlier, shall continue in force for a period of Five (5) years.

Part 6 - Governing Law

This Agreement shall be governed, construed and interpreted in accordance with the laws of the State of Nevada shall govern without regard to the conflicts of laws provisions thereof.

Part 7 – Entire Agreement/Modifications/Authorization

This Cooperation Agreement, along with the Addendum in Exhibit A hereto (collectively, the “Agreement”), contains the entire agreement of the Parties concerning the subject matter hereof, and supersedes any other prior agreements, either oral or written. No modification to this Agreement shall be effective unless reduced to writing and signed by the duly authorized representatives of both Flurida and Zhong Nan Fu Rui. Each signatory represents that he/she is authorized by their respective Party to enter into this Agreement on such Party’s behalf.

Part 8 - Notices

Notices to be given to a party shall be effective when delivered by certified mail, overnight courier or other method providing evidence of actual delivery to the respective party at the following addresses:

If to Flurida:

Flurida Group Inc.
800 W. 5th Ave. Suite 210
Naperville, IL 60563
USA
Attn: President

If to Zhong Nan Fu Rui:

Zhong Nan Fu Rui Mechanical Electronics Manufacturing Co., Ltd.
Plant 3# Xin`an Industrial Park,
Economic and Technological Development Zone, Qingdao,
China,266500
Attn: President

A party may change the address information for providing notices by giving the other parties notice in accordance with this Part 11.

Part 9 - Assignment

No party may assign any of its rights nor delegate any of its obligations under this Agreement to any third party without the express prior written consent of the other party; provided that, notwithstanding the foregoing, Both Parties may assign this Agreement to (a) any corporation or other entity resulting from any merger, consolidation, or other reorganization, (b) any of the subsidiaries or affiliates, or (c) any person to which it transfers all or substantially all of the assets. Any prohibited assignment shall be null and void for all purposes. This Agreement shall be binding upon the successors, affiliates and permitted assigns of each of the Parties.

IN WITNESS WHEREOF, the Parties having agreed to the terms and conditions set forth herein signify their intention to be bound thereto through the signatures of their duly authorized representatives which are set forth below.

Flurida Group Inc.	Zhong Nan Fu Rui
Mechanical Electronics Manufacturing Co., Ltd.

By	By
Jeff Ding
President
Date: _____________________	Date: _____________________